Exhibit 99.1
EZCORP NAMES NEW CHIEF EXECUTIVE
Joe Rotunda Announces Retirement; Paul Rothamel to Become CEO
AUSTIN, Texas (October 11, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Paul E. Rothamel will become President and Chief Executive Officer, effective November 1, succeeding Joseph L. Rotunda, who will retire from the Company and the Board of Directors at the end of October. Mr. Rotunda will continue to serve as a consultant.
Mr. Rothamel, 45, is currently the President and Chief Operating Officer and was designated by the Board of Directors as Mr. Rotunda’s successor in February. Since then, Mr. Rothamel has assumed increasing executive management responsibility for the Company’s day-to-day operations and strategic development.
Commenting on the transition, Mr. Rotunda said, “It has been my privilege to have led EZCORP during a period of tremendous growth and development, and I am proud of our business accomplishments and the team we have built. I am also pleased to be able to pass on the leadership role to such a strong and capable executive. I have a high degree of confidence that Paul will continue — and will build on — our legacy of operational excellence.”
Mr. Rotunda, 63, has served as EZCORP’s Chief Executive Officer since August 2000. Under his leadership, the Company has grown from a few hundred store fronts operating in 11 states to over 1,000 owned and operated locations in three countries employing more than 4,000 associates. The Company’s market capitalization during that time has grown from about $17 million in 2000 to almost $1 billion today. Mr. Rotunda has also presided over the development of important strategic investments and affiliations with Albemarle & Bond Holdings PLC in the U.K. and Cash Converters International Limited in Australia.
EZCORP’s growth and performance has been recognized with the Company’s inclusion on the Forbes list of “200 Best Small Companies” in 2006, Business Weekly’s “100 Hot Growth Companies” in 2007, the Association for Corporate Growth’s “2010 Outstanding Corporate Growth Award” for Central Texas, and FORTUNE Magazine’s 2010 list of “100 Fastest Growing Companies.”
In his new role Mr. Rotunda will continue to provide counsel to the Company, serving as a consultant and advisor on key strategic initiatives under a five-year consulting contract. Commenting on his new role, Mr. Rotunda said, “I am excited about the next stage of my career, where I will have the opportunity to continue to contribute to important strategic initiatives. I continue to be optimistic and energized about EZCORP’s long-term opportunities, and I look forward to being a part of the Company’s success for many years to come.”
Sterling B. Brinkley, Chairman of EZCORP’S Board of Directors, said “Joe’s focus and leadership have been critical to the success we have enjoyed over the last decade. We are fortunate to have had such a dedicated leader whose commitment and vision have enabled our Company to grow and develop into a worldwide industry leader, and we look forward to the many important strategic contributions he will continue to make to our business.”
Mr. Brinkley continued, “We are also excited about our future under Paul’s leadership. This succession is the culmination of many months of careful and thoughtful planning on the part of Joe and the Board. We have many exciting opportunities to continue to grow and develop our business — delivering new products and services to a growing and diverse customer base; enhancing our core businesses through customer service and targeted acquisitions; expanding our global presence and visibility both directly and through our strategic affiliations. Paul has a solid track record of business success, fresh vision, and well-developed organizational skills. We are confident that he is the right leader to continue and even accelerate the growth momentum we have developed over the last decade.”
“I am honored to have the opportunity to lead EZCORP at this exciting time and to build on Joe’s successful track record,” said Mr. Rothamel. “We have a great team in place and will continue to add and develop the talent we need to create and capitalize on opportunities. I look forward to working with Joe, the Board, our senior management team, and all of our associates as we work hard to take our Company to the next level.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
At June 30, 2010, EZCORP operated 482 pawn stores in the U.S. and Mexico and 497 short-term consumer loan stores in the U.S. and Canada. The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 130 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
For additional information, contact Investor Relations at (512) 314-2220.